Exhibit 99.3

Novocure Announces Preliminary 2015 Operating Statistics

555 prescriptions were received in the fourth quarter of 2015, an increase of 108% versus the prior year quarter

603 active patients at December 31, 2015, an increase of 168% versus December 31, 2014

St. Helier, Jersey – Novocure (NASDAQ: NVCR), a commercial stage oncology company pioneering a novel therapy for solid tumors, will provide a business update as well as its preliminary operating statistics for the fourth quarter and full year 2015 at the 34th Annual J.P. Morgan Healthcare Conference. The fourth quarter of 2015 was marked by substantial growth versus the prior quarter driven primarily by the FDA approval for Optune in newly diagnosed glioblastoma on October 5, 2015. This growth was largely achieved prior to the peer-reviewed publication of the successful EF-14 newly diagnosed glioblastoma phase 3 clinical trial in the Journal of the American Medical Association (JAMA) on December 15, 2015.

“The fourth quarter of 2015 was an outstanding quarter for Novocure and the momentum from 2015 positions us for another year of strong growth in 2016,” said Asaf Danziger, Novocure’s Chief Executive Officer. “The FDA approval of Optune for newly diagnosed glioblastoma was a key catalyst of our commercial business and we enter 2016 focused on communicating our superior outcomes in glioblastoma as we work to transform the standard of care for this disease.

Fourth Quarter and Full Year 2015 Operating Statistics

•	555 prescriptions were received in the quarter, an increase of 108% versus the prior year quarter. 499 of the prescriptions were received in the U.S. and 56 were received outside of the U.S., primarily in Europe.

•	1,774 prescriptions were received in the year, an increase of 151% versus the prior year. 1,607 of the prescriptions were received in the U.S. and 167 were received outside of the U.S., primarily in Europe.

•	There were 603 active patients on Optune therapy on December 31, 2015, an increase of 168% versus December 31, 2014. 529 of the active patients were in the U.S. and 74 of the active patients were outside of the U.S., primarily in Europe.

•	U.S. sales force expanded to 31 full-time employees as of December 31, 2015.

•	244 U.S. cancer centers certified to prescribe Optune as of December 31, 2015.

About Tumor Treating Fields (TTFields)

Tumor Treating Fields (TTFields) therapy is delivered by a portable, non-invasive medical device designed for continuous use by patients. In vitro and in vivo studies have shown that TTFields therapy slows and reverses tumor growth by inhibiting mitosis, the process by which cells divide and replicate. TTFields therapy creates low intensity, alternating electric fields within a tumor that exert physical forces on electrically charged cellular components, preventing the normal mitotic process and causing cancer cell death.

Approved Indications

In the United States, Optune is intended as a treatment for adult patients (22 years of age or older) with histologically-confirmed glioblastoma multiforme (GBM).

In the United States, Optune with temozolomide is indicated for the treatment of adult patients with newly diagnosed, supratentorial glioblastoma following maximal debulking surgery and completion of radiation therapy together with concomitant standard of care chemotherapy.

In the United States, for the treatment of recurrent GBM, Optune is indicated following histologically-or radiologically-confirmed recurrence in the supra-tentorial region of the brain after receiving chemotherapy. The device is intended to be used as a monotherapy, and is intended as an alternative to standard medical therapy for GBM after surgical and radiation options have been exhausted.

In the European Union, Optune is intended for the treatment of patients with newly diagnosed GBM, after surgery and radiotherapy with adjuvant temozolomide, concomitant to maintenance temozolomide. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after surgery and radiation therapy with adjuvant temozolomide. Treatment may be given together with maintenance temozolomide and after maintenance temozolomide is stopped.

In the European Union, Optune is also intended for the treatment of patients with recurrent GBM who have progressed after surgery, radiotherapy and temozolomide treatment for their primary disease. The treatment is intended for adult patients, 18 years of age or older, and should be started more than 4 weeks after the latest surgery, radiation therapy or chemotherapy.

In Japan, Optune (the NovoTTF-100A System) is approved for the treatment of adult patients with recurrent supra-tentorial glioblastoma after all possible surgical and radiation therapy options have been exhausted.

Patients should only use Optune under the supervision of a physician properly trained in use of the device. Full prescribing information is available at www.optune.com/safety or by calling toll free 1-855-281-9301 in the US or by email at supportEMEA@novocure.com in the European Union.

About Novocure

Novocure is a Jersey Isle oncology company pioneering a novel therapy for solid tumors called TTFields. Novocure’s US operations are based in Portsmouth, NH and New York, NY. Additionally, the company has offices in Germany, Switzerland, and Japan and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Quarterly Report on Form 10-Q filed on October 27, 2015 with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Media and Investor Contact:

Ashley Cordova, Novocure

acordova@novocure.com

212 767 7558